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                                                                      Exhibit 12

                Computation of Ratio of Earnings to Fixed Charges
                  Verizon Communications Inc. and Subsidiaries

                                                                                               (dollars in millions)
                                                  Six Months                 Years Ended December 31,
                                               Ended June 30,   ----------------------------------------------------
                                                       2003       2002      2001       2000       1999        1998
--------------------------------------------------------------------------------------------------------------------
  Income from continuing operations before
    provision for income taxes, extraordinary
    items and cumulative effect of accounting
    change                                           $ 4,673    $ 6,258    $ 2,731    $17,853    $13,055    $ 8,782
  Minority interest                                      722      1,404        625        288        181        382
  Equity in (earnings) loss from unconsolidated
    businesses                                          (315)     1,579       (398)    (3,792)      (511)       216
  Dividends from unconsolidated businesses                71         97        178        215        336        353
  Interest expense                                     1,447      3,130      3,276      3,406      2,586      2,656
  Portion of rent expense representing interest          208        420        419        345        333        337
  Amortization of capitalized interest                    50         87         70         52         33         25
                                                     ----------------------------------------------------------------
  Income, as adjusted                                $ 6,856    $12,975    $ 6,901    $18,367    $16,013    $12,751
                                                     ================================================================

  Fixed charges:
  Interest expense                                   $ 1,447    $ 3,130    $ 3,276    $ 3,406    $ 2,586    $ 2,656
  Portion of rent expense representing interest          208        420        419        345        333        337
  Capitalized interest                                    68        185        368        230        146        117
  Preferred stock dividend requirement                     9         18         59         26        106        119
                                                     ----------------------------------------------------------------
  Fixed charges                                      $ 1,732    $ 3,753    $ 4,122    $ 4,007    $ 3,171    $ 3,229
                                                     ================================================================
  Ratio of Earnings to Fixed Charges                    3.96       3.46       1.67       4.58       5.05       3.95
                                                     ================================================================
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